Exhibit 10.4

RENTAL LEASE (indexed)

COMMERCIAL PREMISES

818-57-02

Specific conditions

Lessor	:	ELDISTA GmbH

Owner of the property	:	ELDISTA GmbH, C/O INTEREXPERTS SA, Rue Pierres-du-Niton, 1201 Geneva

Represented by	:	ImmoDreiL AG, Sonnenbergstrasse 67, 8800 Thalwil ZH

Tenant	:	ObsEva SA, currently domiciled at Chemin de Planta 29, 1223 Cologny

Lease property	:	536 m2 on the 2nd floor of CTN 12, Chemin des Aulx, 1228 Plan-les-Ouates
(according to the attached plan).

Purpose of the premises	:	Administrative spaces intended for research, development, production, registration, promotion and marketing of bio-technical and pharmaceutical products

Duration of the lease	:	5 year(s)

Start of the lease	:	1 July 2013

End of the lease	:	30 June 2018

1)	The rent is set in the following manner

Indexing according to the Swiss consumer price index

a.	The annual rent of CHF 160,800.00 (CHF 13,400.00 per month) is considered to be adjusted to the official Swiss consumer price index which will be established on 30 November 2012 at 99.1 points (December 2010 base = 100).

b.	The rent can be modified during the lease in proportion to the change in the official Swiss consumer price index, with at least one month’s written notice. However, the rent can be adjusted only once per period of twelve months.

c.	The rent can be indexed only if the reference is the Swiss consumer price index and the duration of the lease or of its current renewal is five years or more.

Value-added tax

The rent is meant excluding VAT. At the signing of the lease, the lease property is subject to VAT.

The tenant accepts to pay the VAT in addition to the rent.

2)	Renewal/Termination

At least nine months before the end of the lease, the parties must inform each other in writing of their intention to terminate or renew it; their silence in this regard is considered acceptance to continue it for a period of five years, with all conditions of this lease remaining in force, and so forth, from one five-year period to the next.

3)	Heating/hot water/air-conditioning

To cover the expenses of heating, hot water and air-conditioning (Article 38 point 2 of the Specific Conditions), the tenant undertakes to pay an annual amount, divisible and payable under the same terms and conditions as the rent, as:

Provisional advance payment: CHF 18.00/m2 (plus VAT), i.e., CHF 9,648.00/year (plus the VAT), i.e., CHF 804.00/month (plus VAT).

4)	Other incidental expenses

To cover the maintenance expenses listed in Article 38 points 3 of the Specific Conditions, the tenant undertakes to pay an annual amount, divisible and payable under the same terms and conditions as the rent, as:

Provisional advance payments: CHF 40.00/m2 (plus VAT), i.e., CHF 21,440.00/year (plus the VAT), i.e., CHF 1,786.70/month (plus VAT).

5)	Rent guarantee

To guarantee the performance of the obligations that it accepts under this lease and its renewals, the tenant provides to the lessor, at the signing of the lease, a bank guarantee for CHF 80,400.00, in accordance with Article 2 of the General Conditions for commercial premises.

6)	Specific Terms

•	See additional terms that are an integral part of this lease.

The parties declare to know and accept the General Conditions for commercial premises, the Lease-related Rules and Usages applied in the Canton of Geneva as well as the additional terms which are an integral part of this lease.

Executed in Thalwil, in duplicate, on 21 June 2013

The tenant

Represented by the person of (surname and first names)

/s/ Ernest Loumaye
Ernest Loumaye

ObsEva SA

Signed in PLAN-LES-OUATES, in duplicate, on 28/06/2013

The lessor

Represented by the person of (surname and first names)

/s/ Thomas Erdin
Thomas Erdin

Eldista GmbH c/o ImmoDreiL AG

Signed in Thalwil, in duplicate, on

Annex(s)	: - General Conditions for commercial premises
- Additional terms which are an integral part of the lease
- Lease-related Rules and Usages in the Canton of Geneva
- Plan(s)

GENERAL CONDITIONS FOR COMMERCIAL PREMISES

PREAMBLE

The specific conditions of the lease, namely: duration of the lease - rent - renewal and termination - provisional or lump-sum advance payments for incidental expenses - guarantee - as well as any other specific clause are governed, for each lease, by a document entitled “Commercial Premises - Rental Lease” for properties of the private sector and “Rental Lease Agreement for Commercial Premises - Specific Conditions” for properties under Government control, and these general terms and conditions are an integral part thereof.

These general conditions are published by CGI Conseils, which holds the copyrights thereto. Any modification and/or reproduction, even partial, is prohibited.

	I.	USE - SUBLEASING - TRANSFER

Art. 1

Utilization

	1.	The tenant declares to be fully familiar with the leased premises and annexes presently placed at its disposal and not to request any more thorough designation thereof. It accepts them in the condition in which it receives them and undertakes not to modify the layout thereof, nor to make any use thereof other than the use for which they are leased. The specific provisions concerning the exclusivity clauses are reserved.

Unless otherwise expressly agreed, the rent will not be modified if the actual surface area of the premises is different (less or more) than the surface area indicated in the lease.

The tenant must use the aforementioned premises personally for the duration of the lease and the renewals thereof.

The tenant must request the lessor’s express prior authorisation if it intends to operate a terrace on the public domain adjacent to the leased premises. The lessor is free to refuse. The tenant undertakes to compensate the lessor for any damage that it might sustain in connection with the operation of the terrace.

Domicile for payment

	2.	The rent and the provisions or lump-sum payments for the incidental expenses are payable to the domicile of the lessor or to its postal checking or bank account.

	3.	The first payment of the rent is payable at the signing of the lease.

Method of payment

	4.	The rent and the provisions or lump-sum payments for the incidental expenses are payable monthly in advance. When the tenant is more than ten days late making a monthly payment, and was the subject of a written formal notice granting it a payment period of at least ten days, which notice was ineffective, the lessor may demand that the rent and the provisions or lump-sum payments for the incidental expenses be settled each quarter in advance, as of the month after the expiration of the period set in the formal notice or demand that the security interests or security interests supplementing the guarantee provided at the signing of the lease be provided to it in an amount equal to six months of rent.

Reminder expenses

	5.	For any justified reminder, the lessor is authorised to receive reminder expenses from the tenant in the amount of at least CHF 20.00 excl. tax.

Compensation for
Illegal occupancy

	6.	When it continues to occupy the premises after expiration of the lease, the tenant owes the lessor compensation corresponding to at least the amount of the rent. All additional damages remain reserved.

Enforcement

	7.	The lease is valid as acknowledgement of debt in the meaning of the Swiss federal law on debt enforcement and bankruptcy (LP) and allows the lessor to request provisional release against the tenant.

Viewing of the premises

	8.	The tenant is obligated to let the premises be viewed as of termination of the lease. The parties will agree, with twenty-four hours’ notice, on the times and days when the viewing will take place.

Art. 2

Rent guarantee

	1.	The guarantee that the tenant provides to the lessor at the signing of the agreement, constituted in the form of a bank deposit, bank guarantee or other guarantee expressly accepted by the lessor, cannot be allocated by the tenant to the contractual payment of the rent and/or payment of the charges for incidental expenses.

Right of withdrawal

	2.	In addition, the tenant undertakes to keep the leased premises stocked with furniture, objects or goods belonging to it, with sufficient value to guarantee the exercise of the lessor’s right of withdrawal stipulated by the law for the rent for the year just passed and the current half-year as well as all accessory services.

Art. 3

Subleasing:
Principle

	1.	When the tenant wants to sublet all or part of the property, it must first request the lessor’s written consent, informing the lessor of the conditions of the sublease and providing it with the information that the lessor is entitled to request pursuant to Art. 262 of the Code of Obligations (CO).

Restrictions

	2.	Unless otherwise agreed in writing by the parties, the subtenant must conduct the same activity with the same level and the same quality of brand as the tenant.

Time limit

	3.	As soon as it has all useful information, the lessor has a time limit of thirty days to decide.

Art. 4

Transfer of the lease:
Principle

	1.	When the tenant wants to transfer its lease to a third party, it must first request the lessor’s written consent.

Information

	2.	In order to decide, the lessor may demand to know the conditions of the transfer of the lease and to obtain precise information concerning the person of the beneficiary of the transfer and the activity that the beneficiary intends to organise in the leased premises.

Decision and time limit

	3.	As soon as the lessor has all information, it has a time limit of sixty days to accept or refuse the transfer or to take the place of the beneficiary of the transfer under the conditions agreed by the latter with the tenant. If the lessor fails to decide within the aforementioned time limit, it is presumed to accept the transfer of the lease.

Reasons for opposition

	4.	The lessor can oppose the transfer only for just reasons in the meaning of Article 263 of the Code of Obligations. The following cases in particular constitute just reasons:

	a)	the beneficiary of the transfer is conducting a different type of activity or the same activity but with a different level and/or quality of brand than that stipulated by the lease;

	b)	the beneficiary of the transfer is conducting an activity likely to cause increased nuisance or create a situation of direct competition with another tenant in the building;

	c)	the beneficiary of the transfer does not have the moral or professional capacities necessary or sufficient for the planned operation;

	d)	the beneficiary of the transfer does not have the financial capacities allowing to assume the obligations resulting from this lease;

	e)	the amount of the transfer is abusive, in particular when it is set according to the capitalisation of the current difference between the rent of the transferor and the market rent for a similar property or if the infrastructure or facilities taken over are taken over for an unjustified amount;

	f)	the transferor or the beneficiary does not provide to the lessor the information making it possible to assess the conditions of the transfer.

Consequences

	5.	The beneficiary of the transfer takes over the tenant’s obligations. It is in particular obligated to provide a new guarantee for the same amount as the one formed previously by the transferor. Depending on the circumstances, the lessor may require a guarantee for a larger amount but for a maximum of twelve months’ rent, and to have insurance policies in accordance with Article 26 of these general conditions taken out on behalf of the beneficiary of the transfer.

The transfer gives rise to the collection of a remuneration corresponding to 1 % of the amount of the annual rent but at least CHF 50.00, from the transferring tenant.

Joint and several liability

	6.	The tenant is jointly and severally liable with the beneficiary of the transfer, towards the lessor, until the contractual expiration of the lease but at the most for the two-year period after the transfer. The tenant’s liability concerns the debts having arisen by the transfer and those having arisen during the two-year period, even if they become due only after said expiration.

Art. 5

Utilization of annexes and facilities

	1.	Insofar as the lease allows it to utilise the shared annexes and facilities, the tenant cannot make any use thereof other than the use for which they are intended nor let people outside of the property benefit from them.

Necessity

	2.	If necessary, the lessor may modify the assignment of the shared annexes at any time.

	II.	INCIDENTALS EXPENSES: HEATING – HOT WATER – OTHER SERVICES

	A.	GENERAL PROVISIONS

Art. 6

Principle

Utilisation of and payment for the services of heating, hot water and possible other incidental services, when there are any in the building, are an integral part of the rights and obligations resulting from the lease.

The tenant must pay fees, set according to the agreed terms, as soon as any of those services are made available to it, even if, for personal reasons, it does not use the service.

Control of the services corresponding to the incidental expenses s is the lessor’s responsibility.

Art. 7

Annual account

Subject to the lump-sum payment, the lessor draws up an annual account of the incidental expenses, in particular for heating, hot water and any other services, separate from the building’s operating accounts. This account is drawn up once per year on the date set by the lessor.

It is specified that the lump-sum payment is not applicable to buildings subject to the General Law on Lodging and Tenant Protection of 4 December 1977 (LGL).

Art. 8

Illegal occupancy

Payment for the services is owed in any case, even in the case of illegal occupancy of the premises.

Art. 9

Temperature

The managing of heating, the hot water service and the ventilation and/or air-conditioning installations (duration, temperature, cost sharing method, etc.), if these exist, is the lessor’s responsibility. The lessor ensures that the leased premises have a normal temperature, which is examined according to the allocation and the purpose of the premises, namely through the existing facilities. The tenant is obligated to take the useful measures and to use the premises so as to avoid overheating or drops in temperature.

Art. 10

Heating and hot water

The annual account for heating and hot water includes, to the extent of the actual costs, the items cited in Articles 5 through 7 of the Ordinance on the Lease and Usufructuary Lease of Residential and Business Premises of 9 May 1990 (OBLF).

This involves in particular the following headings:

	•	fuel and energy consumed;

	•	electric energy used for the burners and pumps;

	•	expenses for utilising substitute energies;

	•	cleaning of the heating installation and the flue, scraping, burning and oiling of the boiler, and removal of waste and slag;

	•	periodic review of the heating installation, heating oil reservoirs included, and de-scaling of the hot water installation, the water heaters and pipes;

	•	reading, statement and maintenance of apparatuses when the heating costs are calculated individually;

	•	maintenance;

	•	insurance premiums exclusively relating to the heating installation;

	•	administrative work caused by the operation of the heating installation.

In accordance with Article 6 OBLF and subject to Article 6a OBLF, the expenses for repair and renovation as well as the service of the interest and amortisation of the installations are not part of the accounts.

The tenant also bears the costs of the cold water necessary to operate the heating installation and supply the domestic hot water boiler.

Art. 11

Absence of the tenant

In case of absence, the tenant is obligated to take all measures necessary to avoid excessive heating of the premises and to assure their regular aeration.

	B.	ACCOUNTS, STATEMENTS AND INVOICING

	1.	Provisional advance payment

Art. 12

Distribution key

The distribution of the incidental expenses (heating, hot water, possible other services) is effected according to the distribution key established by the lessor in proportion to the volumes heated or the surface areas heated, or according to any other recognised technical standard.

If the property includes artisanal, commercial or industrial premises, this is taken into account when dividing up the expenses. If such premises are occupied by large users of heating or domestic hot water, an individual meter can be installed, at the lessor’s request and the tenant’s expense.

Art. 13

Individual metres

If the leased premises are equipped with individual meters measuring the utilisation of heating and/or hot water, the statement is established based on the readings and calculations effected by a specialised firm or by the lessor.

The tenant undertakes to allow unrestricted access to the persons in charge of the metre readings and maintenance of the installations. It will take any measure necessary, in particular at the points in time scheduled for the readings, to allow this unrestricted access in its absence and will immediately inform the lessor or its representative of this.

If, for any reason whatsoever, the statement appears obviously erroneous, if it is disputed or if the readings could not be obtained, a provisional statement is prepared based on the distribution key provided for in Art. 12 above and the lessor will inform the tenant of the situation,

If there is no legal contestation by the tenant within thirty days of receipt of that notice, said statement becomes definitive. If legal action is brought, the payments will be made based on the provisional statement. Any balance owed by either of the parties at the end of the proceeding will be paid as soon as a court settlement is reached or the judgement has become enforceable and definitive.

The tenant is obligated not to falsify, by any means whatsoever, the results measured by the meters. Where applicable, the tenant will be liable toward the other tenants.

Art. 14

Change in tenant

In case of a change in tenant, the incidental expenses will be shared proportionally.

Art. 15

Statement

The tenant must be informed of the portion of the expenses falling to it no later than four months after the date of closing of the annual accounts, by a statement citing the total amount of the incidental expenses, its portions and the amount of the advance payments made.

The lessor will send the tenant a copy of the general account upon request.

It must allow the tenant or its duly authorised representative to freely examine, at the domicile of the management or the lessor, all original documents in proof of the expenses entered in the account, as well as the general account and the building’s distribution table, and to receive the useful explanations verbally or in writing.

The tenant or its representative is authorised to verify, at any time, the status of the stocks and the deliveries of fuel. For this purpose, they may appoint a representative and request that he be informed forty-eight hours before any fuel delivery.

Art. 16

Balance

The balance in favour of the lessor is payable within one month of the sending of the statement. The balance in favour of the tenant is, at its option, credited to its account or is repaid to it within the same period.

Art. 17

Adjustment of the advance payments

No statement or reimbursement takes place before the annual statement.

If it emerges that the advance payments stipulated will not cover the incidental expenses, the lessor can adjust them at any time, with thirty days’ notice, respecting the formalities stipulated, where applicable, by the law.

	2.	Lump-sum

Art. 18

Principle

In particular when the property is not restricted to the individual statement of the heating and hot water charges, the parties can have recourse to the lump-sum payment solution, without annual statement sent to the tenant.

It is specified that this article does not apply to buildings subject to the LGL [General Law on Lodging and Tenant Protection].

III.	WORK – SIGNS – WASTE

	Art. 19

Minor work for cleaning, repair work or required by the authorities

	1.	In accordance with local practice, the tenant must correct at its expense the defects that can be eliminated by the minor cleaning or repair work necessary for the normal upkeep of the premises and the installations placed at its disposal.

		The tenant must indicate to the lessor without delay the defects that it is not obligated to correct on its own. It is liable for the damage that results from omitting to inform the lessor.

	2.	The same kind of work required by the authorities is also borne by the tenant.

Increased use

	3.	If the purpose of the premises or the operation thereof causes quicker and greater wear on the installations, the work made necessary by such use will be borne by the tenant.

	Art. 20

Work performed by the tenant:
Principle

	1.	When the tenant wants to adapt the leased property, at its own expense and risk, to the needs of the professional activity provided for in this lease, modify it or renovate it, it must first request the lessor’s written consent while submitting the transformation plans and projects to the lessor. The same is true when the work is required of the tenant by the authorities.

Conditions	2.	The adaptations, modifications and renovations effected by the tenant cannot compromise the safety, the cleanliness and the aesthetics of the building and must be compliant with current legal or regulatory stipulations. The tenant is in charge of and responsible for the steps with the competent authorities.

Time limit	3.	The lessor must decide within sixty days; it can make its approval subject to the forming of a guarantee for payment of the work planned. A tenant that undertakes the work without the written consent of the lessor runs the risk of early termination of the lease.

Increase in value	4.	As an exception to Article 260 a para. 3 of the Code of Obligations, the tenant cannot claim any compensation at the end of the lease, even occurring before the contractual expiration, for the work adding value that it may have carried out at its expense and with the prior written consent of the lessor in the leased premises. The lessor also maintains the ability to request the restoral of the premises to their initial condition under the responsibility of the tenant.

		The tenant is liable toward the lessor for the claims for damages that might be asserted against it by the other tenants due to the work. If there is a threat of registration of a statutory mortgage of the skilled tradesmen and contractors, the tenant undertakes to immediately provide, at the lessor’s request, sufficient guarantees to the creditor.

Electrical installations – OIBT verification

	5.	The electrical installations ordered by the tenant can be carried out only by electrician installers duly authorised by the Swiss Federal Inspectorate for heavy current installations.

		Any modification or renovation of electrical installations can be effected only by electrician installers duly authorised by the Swiss Federal Inspectorate for heavy current installations, with the written consent of the lessor. The tenant is not authorised to become personally involved on the electrical circuit of the leased property, even for small repairs.

		The tenant is obligated to send the lessor the safety reports relating to interventions on the electrical installations.

The tenant is liable for any damage sustained by the lessor due to a modification of the installation carried out by its efforts that would violate the public law stipulations. It will bear the expenses of the inspections required by the provisions of the OIBT for the electrical installations that it ordered and/or for the modifications or renovations that it had carried out.

The tenant is obligated to maintain the electrical installation according to recognised technical rules and to report any defects without delay and to make sure that they are corrected.

Art. 21

Work performed by the lessor

	1.	Maintenance work: When the lessor intends to perform work intended to correct the defects of the property, to repair it or to prevent damage, it must announce such work to the tenant in a timely manner and take the tenant’s interests into account when the work is carried out.

Renovation or modification work: The lessor cannot undertake renovation or modification work unless it can reasonably be required of the tenant and the lease has not been terminated.

Unrestricted access

	2.	The tenant cannot oppose the study and the performance of such work; for this purpose, it must allow unrestricted access to its premises. In that case, the lessor will make haste so that the premises can be utilised quickly in accordance with their purpose.

Rent increase

	3.	When the lease is entered into for a period of five years or more, the lessor is entitled, if it performs work that increases the value of the leased premises, to increase the rent in accordance with the law at any time, with six months’ notice as of completion of the work.

Art. 22

Neon signs and vending machine:
Principle:

	1.	The placing by the tenant of signs, in particular neon signs, or vending machines, must be authorised beforehand by the lessor, when it is planned for the exterior of the commercial premises. The steps with the competent authorities are the tenant’s responsibility.

Fee

	2.	Utilisation by the tenant of the building facade in order to affix signs or vending machines gives rise, as a general rule, to a fee set on a case by case basis.

Exceptions

	3.	In principle, the fee is not owed for signs by which the tenant limits itself to announcing its business to the public, unless such signs extend beyond the positions planned.

Maintenance cost

	4.	The tenant bears the cost of the installation, the placing and maintenance of the signs or vending machines, the cost of the protective measures necessary in order not to inconvenience the other tenants of the building, electricity utilisation, and civil liability and fire insurance premiums, official taxes, etc. relating thereto, regardless of the exit date.

Art. 23

Waste

The tenant will take the measures necessary for the removal of its waste and will abide by its obligations resulting from the cantonal law on waste management as well as any other municipal provision, in particular concerning the collection, transport and elimination of its industrial, agricultural, work-site-related or meat-based waste in the meaning of said law, which are its responsibility.

	IV.	LIABILITY – INSURANCE

Art. 24

Tenant’s liability:
principle:

	1.	The tenant is liable for itself, family members, employees, as well as any person permanently or temporarily present in the leased premises, for any damage occurring in the building as a result of misconduct, negligence or misuse, in accordance with and within the limits of the Code of Obligations.

Information

	2.	The tenant must report to the lessor, as soon as it knows of this, and then confirm it in writing, any damage or risk of damage concerning its premises and facilities, such as water or gas leaks, lack of insulation of electrical wiring, suspicious odours coming from stoves, refrigerators, heating, etc. The tenant is liable for any damage resulting from non-fulfilment of this obligation.

Precautions

	3.	The tenant must take the measures necessary not to inconvenience the other tenants of the building due to the exercise of its profession.

Art. 25

Lessor’s liability:
Principle

	1.	The lessor’s liability is determined by the law as regards damage originating from a structural flaw or a lack of maintenance of the building.

Exception

	2.	The lessor does not assume any liability for the damage of any kind that may reach the tenant, its family members, employees or any other person permanently or temporarily present in the leased premises or in the building, by acts of third parties or fortuitous events, such as theft, deterioration, fire, flood, explosion, frost, storm, wind, etc.

Obligations

	3.	The lessor must ensure the proper operation of the general services (water, lighting, heating, cooling, lift, etc.) which exist in the building but does not guarantee their regularity. In case of interruption, the lessor undertakes to make every effort to get them working again.

Art. 26

Insurance

	1.	Insurance policies taken out by the lessor. The lessor will insure the building with sufficient coverage against fire risk. It will also take out a civil liability insurance policy (property owner).

	2.	Insurance policies taken out by the tenant. The tenant undertakes to take out the following insurance policies for the duration of the lease and its renewals, with sufficient coverage:

	a)	civil liability insurance covering any damage caused to the property or to third parties in the operation of its business or by its clientele;

	b)	insurance covering its equipment, assets, and loss of utilisation, against the risks of fire, explosion, water damage, theft and other insured events, including force majeure;

	c)	insurance against glass breakage. If the lessor is the holder of an insurance policy covering the risk, the tenant must reimburse it for the portion of the insurance premium relating to the leased premises. Unless otherwise agreed, the lessor’s insurance does not cover the costs of restoring the signs and professional inscriptions shown on the windows and facades.

	d)	all other insurance policies mandatory by law.

	3.	The tenant is obligated to send the lessor a copy of the policies covering these risks.

The tenant who breaches any of the preceding obligations runs the risk of early termination of the lease.

	V.	EARLY TERMINATION – EARLY RESTITUTION

Art. 27

Early termination of the lease

	1.	This lease can be terminated by the lessor before its expiration in case of non-fulfilment of any of the terms of the lease, particularly:

	a)	in case of non-payment of the rent and/or the provisions for accessory fees (provisions for heating/hot water/air-conditioning/signage/etc.);

	b)	when the tenant’s conduct or that of any other person occupying the leased premises does not correspond to the respect due to the other residents of the building and the neighbours, goes against accepted standards of behaviour or, in a general manner, is likely to harm the orderliness and reputation of the building;

	c)	when the tenant has disregarded the lessor’s justified refusal concerning subleasing or when the lessor’s consent was not requested;

	d)	in case of violation of the obligations stipulated in this lease, in particular the obligation to provide a rent guarantee for an amount agreed by the parties;

	e)	if the agreed purpose or any other specific rule of operation is not adhered to.

Formal notice

	2.	A termination based on this provision supposes, as a general rule, a prior written formal notice from the lessor that was ineffective.

Art. 28

Early restitution of the property: principle

	1.	When the tenant returns the property without observing the period or date of notice, it must inform the lessor in writing, indicating the date of restitution of the property and it must present at least one solvent tenant who is willing to take over the lease under the same conditions on the date of restitution of the property indicated by the tenant. In such a case, the tenant must give three months’ notice for the end of the month and send the lessor, within thirty days, a full file on the new tenant. This period of notice does not start running before the lessor is in possession of the new tenant’s application and the documents making it possible to assess its solvency. If the lessor has justified objections against the applicant, it must indicate the reasons for its refusal to the tenant within sixty days of receiving the file on the new tenant.

Conditions

	2.	The new tenant must take over the tenant’s obligations and in particular provide a new guarantee for the same amount and take out insurance policies covering the same risks.

Choice of the lessor

	3.	Under no circumstances can the lessor be obligated to accept to sign with the applicant proposed by the tenant. If the applicant fulfils the conditions cited under points 1 and 2, the tenant is then released from the lease for the date when it gave its notice.

	VI.	MISCELLANEOUS PROVISIONS

Art. 29

Exit condition report

	1.	At the end of the lease, the tenant must return the premises and their annexes in the condition resulting from a use compliant with the lease agreement, with uses remaining reserved.

	2.	The premises must be returned clean. Before moving out, the tenant must repair any damage that it caused or that is not due to normal wear or normal use.

	3.	A condition report, also including the inventory and the statement of accessories, is drawn up in the presence of both parties, who will sign it on site, in two originals; one copy is immediately handed over to each of them. Said condition report is prepared in the empty premises.

Art. 30

Communications or notifications by the lessor

	1.	Any communication or notification from the lessor to the tenant concerning the fulfilment and implementation of the lease is validly sent to it at the leased premises, it being the tenant’s responsibility to assure the delivery of the lessor’s correspondence under any circumstances, namely in case of absence.

	2.	Any communication or notification from the lessor that reaches the tenant at another address is also valid.

By the tenant

	3.	Any communication or notification from the tenant to the lessor concerning the fulfilment and implementation of the lease is validly sent to the domicile of its representative when it has one, or otherwise to the lessor’s own domicile.

Art. 31

Taxes, fees and charges

	1.	Each party bears the stamp fee, for the original of the lease that it holds.

	2.	Invoices relating to utilisation of water, gas and electricity, and those related to telephone, fax and Internet use are borne by the tenant. The tenant is obligated to request the suppliers concerned to transfer to its name the subscriptions concerning such services. The installation of the metering equipment is also the tenant’s responsibility. The same is true for all other taxes, premiums, charges, etc. relating to the operation.

	3.	If VAT is introduced, the lessor can decide at any time to pass it on to the tenant as soon as the liability begins.

Art. 32

Sale of the building

If, in selling the building, the lessor obtains the commitment from the buyer to continue this lease until its expiration, the tenant releases it from any liability in its regard in the event that a subsequent buyer terminates the lease pursuant to Article 261 of the Code of Obligations.

Art. 33

General provisions

The provisions of the Code of Obligations apply insofar as this lease and its annexes do not provide otherwise.

Annex: 1 condition report

SPECIFIC TERMS

Art. 34 - Condition

The spaces are leased “as is” and were viewed and accepted as such by the tenant.

It took note of the fact that the lessor will not perform any work for refurbishing or for any other reason whatsoever.

Art. 35 – Square metres

The rent was determined independently of the total surface area of the premises, which is provided for information only. Any differences that may result, more or less, in the calculation of the square metres of the premises thus would not give rise to any rent adjustment.

Art. 36 – Authorizations

Any structural modification of the leased space shall be approved by the owner and will be borne by the tenant. The tenant will be liable for any application, any processing and receipt of the regulatory authorisations as well as the permits concerning or necessary for the occupancy and utilisation of the premises. The tenant will be obligated to provide proof to the owner that it has sufficient, appropriate insurance coverage.

Art. 37 – Payment of rent

The parties agree that the tenant will pay rent each month in advance.

Art. 38 – Incidental expenses

1.	The tenant directly assumes all incidental expenses resulting from the operation of its premises, in particular telephone expenses, the contracts on maintenance and upkeep of the technical installations requested by the tenant (additional ventilation, additional cooling, alarm or security system), expenses of cleaning its premises, fees for the cable TV network. It also directly assumes responsibility for the public contributions resulting from the use of its premises, insofar as they can be invoiced to it directly by the authorities; if such charges can be invoiced to it directly, it will indirectly bear the expense thereof in accordance with paragraphs 2 and 3 below.

2.	The costs of the energy necessary to produce cold and heat in the building (such as in particular heating, hot water and cooled air preparation) are invoiced separately and in accordance with Articles 5 et seq. OBLF [Ordinance on the Lease and Usufructuary Lease of Residential and Business Premises]. These are in particular the expenses for: gas and fuel consumed, electricity utilised for the burners and pumps, cleaning of the heating installation and the chimney, periodic adjustment of the heating installation, handling of the heating, meter reading; maintenance and servicing of the equipment; insurance premiums relating exclusively to the heating installation; administrative work caused by the operation of the heating installation. Administrative expenses relating to the heating and hot water preparation installations (5 % excl. tax of the statement according to Article 5 OBLF).

3.	The following incidental expenses are also borne by the tenant and are invoiced to it separately:

(a)	Water: supplying of cold water, leasing of meters, servicing of meters, electricity for the shared sections, fee for filtering of wastewater and sewers;

(b)	Cleaning of pipes, chutes, drains, etc.

(c)	Electricity for the shared premises and facilities, including air circulation.

(d)	Removal of waste, rubbish and removal fees.

(e)	Cleaning of facades.

(f)	Maintenance of waste compactor

(g)	Exterior maintenance, cleaning/clearing of snow and defrosting, including salt/gardening.

(h)	Maintenance and cleaning of interior and exterior shared sections and access surface areas.

(i)	Security/alarms (maintenance of installations, contract for maintenance and interventions of security services).

(j)	Telephone and intercom lines.

(k)	Periodic maintenance contracts related in particular, for the shared areas of buildings CTN 8-18, to the lifts and freight lifts, automatic doors, locks, exterior shutters, security installations, ventilation and cooling systems, restrooms, fire detection, extinguishers.

(l)	Management fees: 5 % excl. tax of the entire expenses (financial, lease-related, administrative and technical management, management of incidental expenses).

(m)	Operating expenses of the building and the public contributions resulting from the use of the leased property (fees and charges for purification and filtering of wastewater, rubbish removal fee, fee for snow removal).

(n)	Concierge service. The concierge service includes the on-site presence of the site managers during office hours, who can be reached by the tenants; this is the tenants’ point of contact for problems using the premises, manages technical emergencies, organises and coordinates the tasks of the contractors, management of the contracts for periodic maintenance, receives the contracting companies for estimates or performance of work, handles minor maintenance work for the shared sections, miscellaneous repairs, upkeep, etc. The concierge is the link with the contracting companies and is in charge of ordering the work (in particular CVS climate control, sanitation, electricity, security, communication, transport, cleaning, gardening). The concierge makes regular security rounds at the site of the CTN.

(o)	Guarding/security service.

Art. 39 - Additional services

In the event that the lessor provides an additional service in the meaning of Article 14 OBLF (e.g. work providing an increase in value), the lessor will be allowed, at the time of the next rent increase based on the progression of the Swiss consumer price index, to introduce a rent increase higher than the progression of the index, so as to take into account its additional service.

Art. 40 – Increase in value at the end of the lease

At the end of the lease, if the leased premises show a considerable increase in value due to renovation or modification work performed by the tenant and accepted by the lessor, the tenant already now undertakes to waive any indemnification or claim of any kind whatsoever against the lessor for the work thus performed and potentially increasing the value of the leased premises.

Art. 41 – Notice to the tenant

In case of delay in payment of the rent, the lessor is authorised to invoice the tenant fees of CHF 20.00 per reminder. In addition, the amounts owed by the tenant will bear interest at 5 % per year.

Art. 42 - Competition

The lessor does not assume any obligation due to competition that might be set against the tenants in their professional activity.

Art. 43 – Equipment

The tenant takes responsibility for performing the work necessary to block the two accesses to the adjacent Addex areas (“bay to be sealed” and “door to be blocked off” according to the attached plan).

ObsEva SA becomes the owner and manager of the following equipment:

•	the office and reception furniture,

•	the air-conditioning equipment Fujitsu AOY12ESAL gas R407C installed in the central meeting room,

•	the air extraction system with three extractors LHG KANALFLAKT AB type KVK 200 with outlets on the roof,

•	the IT cabinets,

•	the equipped cafeteria,

•	the switches situated in the IT room and

•	the safes

The owner is released from responsibility for maintenance, replacement and repair of the equipment.

Art. 44 - Delay in finishing the work

It is specified that payment of the rent cannot be postponed in case of delay in finishing any fittings and fixtures work ordered by the tenant.

Art. 45 – Glass breakage insurance

The tenant is obligated to take out a glass breakage insurance policy to cover the panes, signs as well as the inscriptions shown on the windows of the premises that it leases.

Art. 46 – Signs

The signs of the company or advertising, if installed by the tenant, can be installed only with the prior consent of the lessor. The costs inherent in the installation, maintenance and consumption of energy, whatever they are and without limitation, will be borne by the tenant. The tenant’s signs shall not cause any nuisance for the other tenants and other users of the building.

Art. 47 - Garden

It is specified that the green spaces around the property are not part of the leased area. Consequently, the tenant is prohibited from making any use of them. In addition, the tenant is prohibited from using them for purposes of storage.

Executed and signed in duplicate in Thalwil, on

The lessor:	The tenant:

/s/ Thomas Erdin	/s/ Ernest Loumaye
Eldista GmbH, represented by ImmoDreiL AG	ObsEva SA

Ernest Loumaye
CEO

Thalwil, 21 June 2013

LEASE-RELATED RULES AND USAGE

applied in the Canton of Geneva

I. TENANT’S ENTRY

Entry condition report

Art. 1	The tenant declares to be fully familiar with the leased premises and annexes presently placed at its disposal and not to request any more thorough designation thereof; it accepts them for the duration of the lease in the condition in which it receives them and undertakes not to make any use thereof other than the use for which they are leased nor to modify the layout thereof.

At the entry of the tenant, a condition report, also including the inventory and the statement of accessories and furniture, is drawn up in two originals, in the presence of the parties, who sign it on site; one original is immediately handed over to each of them.

It is an integral part of the lease.

At the request of the tenant, the lessor gives it a copy of the condition report of the previous tenant.

The lessor must inform the tenant of any defects that it knows of.

Entry voucher

Art. 2	The tenant cannot move in before having paid the first month of rent and without having received the lessor’s written authorisation (entry voucher).

Meters

Art. 3	Consumption of electricity, gas and telephone costs being borne by the tenant, it requests, at its expense, the competent public utilities to put the facilities into operation, subject to the provisions applicable to furnished premises.

II. INSPECTION AND VIEWING OF THE PROPERTY

Viewing

Art. 4	The tenant must authorise the lessor to inspect the property insofar as such examination is necessary for maintenance, sale or subsequent leasing.

Unless there is an emergency, when the owner must view or have the leased premises viewed, it will give the tenant five days’ notice and takes the tenant’s interests into account.

That period is reduced to twenty-four hours in case of early restitution.

The viewings can take place every day, except for Sundays and holidays.

III. TENANT’S DEPARTURE

Exit condition report

Art. 5	At the end of the lease, the tenant must return the property in the condition resulting from a use compliant with the lease agreement, with uses remaining reserved.

On the day of expiration, the tenant returns the premises and their annexes.

The premises must be returned clean. Before moving out, the tenant must repair any damage that it caused or that is not due to normal wear or normal use.

A condition report, also including the inventory and the statement of accessories and furniture, is drawn up in the presence of both parties, who will sign it on site, in two originals: a copy is immediately handed over to each of them. Said condition report is drawn up in the empty premises if possible.

IV. UTILISATION AND MAINTENANCE OF THE LEASED PROPERTY

A. lessor’s obligations

Delivery of the leased property

Art. 6	The lessor is obligated to deliver the property on the agreed date , in an appropriate condition, for which it was leased.

Expenses borne by the lessor

Art. 7	The lessor bears the expenses for:

a)	drafting of the lease and its amendments;

b)	repairs or refurbishing originating from normal wear of the property, subject to Articles 11 and 12 below;

c)	maintenance of the drainpipe, and removal of household waste disposed of in the shared receptacles provided for this purpose, it being specified that the removal of waste resulting from a commercial activity will be settled by mutual agreement;

d)	maintenance and drive of the lift;

e)	lighting of the stairwells, shared premises and approaches to the building;

f)	concierge service, if the building is provided with such a service;

g)	water used by the tenants (except for the water used for professional purposes) and treatment stations operation contribution.

Operation of general services

Art. 8	The lessor must ensure the proper operation of general services (water, lighting, heating, cooling, etc.) which exist in the building. In case of interruption, the lessor undertakes to make every effort to get them working again.

Lessor’s liability

Art. 9	The lessor’s liability is determined by the law as regards damage originating from a structural flaw or a lack of maintenance of the building.

Work performed by the lessor

Art. 10	Repairs

After having been informed in writing by the lessor, the tenant cannot oppose the study and performance of any major or minor repairs that must be carried out in these premises or in the building, and any work or installations decided by the lessor. For this purpose, it must allow unrestricted access to the premises leased by it.

Renovation

When the lessor wants to renovate the property, it must inform the tenant sufficiently in advance and as soon as possible, unless there is an emergency, and give the tenant the opportunity to express its opinion and/or to request additional information.

B. Tenant’s obligations

Maintenance of the leased premises

Art. 11	Once the tenant is in possession of the premises, the tenant is obligated to use them carefully and keep them clean and in good condition. The minor work for maintenance, cleaning and repair demanded by the normal utilisation of the leased property, falling to the tenant in accordance with the law, is the following in particular:

a)	installing and removing the storm windows;

b)	replacing broken or damaged panes;

c)	maintaining the woodwork and floors (mechanical sanding is prohibited without the written consent of the lessor); the damage caused by stiletto heels, burns, scratches and substantial spots are not equated with normal wear;

d)	replacing worn washers of faucets, tap swirls, hoses, worn switches, sockets and fuses, bulbs and fluorescent tubes;

e)	changing the worn cords and drawstrings of roll shutters and blinds, even if they were worn when taking possession of the premises;

f)	lowering the roll shutters in case of bad weather;

g)	oiling the locks, hinges, doorjambs, windows, shutters, tent frames, etc.;

h)	on-going maintenance of the plumbing installations , stoves, kitchen ranges, refrigerators, washing machines, electrical sockets and cords, etc. owned by the lessor;

i)	unblocking ducts, pipes, drains up to the collective pipe;

j)	keeping clean and removing snow or ice on balconies, glass canopies, verandas or sidewalks dependent on the leased premises;

k)	reporting to the lessor the emergence of parasites or rodents such as bugs, cockroaches, mice, rats. The lessor will take all measures to exterminate them, at the expense of the tenant at fault, if necessary; the tenant cannot oppose the disinfecting of its premises when it is carried out in the general interest of the building;

l)	have the sitting room chimneys and flue stacks swept, in accordance with legal stipulations;

m)	maintain the paint in clean condition, washing and cleaning the kitchens, WCs and bathrooms on a regular basis;

n)	for furnished lodging, keep in good condition the furniture, utensils and other objects placed at the tenant’s disposal.

Art. 12	A. Repairs

Work performed by the tenant

The following are the tenant’s responsibility: all work to repair the leased property that the tenant ordered without the lessor’s written authorisation; the tenant must consequently pay the invoices.

The following remain reserved:

a)	cases of force majeure that are extremely urgent (fire, flood);

b)	work intended to remedy a defect limiting – without considerably impeding it – the use of the leased property when the lessor has not eliminated said defect within a suitable period of time;

c)	work that is the lessor’s responsibility, ordered by the judge.

B. Renovations or modifications

When the tenant wants to renovate or modify the leased property, it must first request the lessor’s written consent while submitting the transformation plans and projects to the lessor.

The lessor must decide within thirty days

The lessor may request to be provided with a guarantee for the payment of the work planned.

The modifications, improvements or repairs cannot compromise the safety, cleanliness, aesthetics or the value of the building.

In addition, they must be compliant with the official regulatory or administrative stipulations.

Whatever work is carried out by the tenant, all fixed installations that result from it (gas pipes, water pipes, electrical conduits, pipes, wires, nameplates, frame strips, wallpaper, ringing units, locks, etc.) will remain in the building unless the lessor has reserved the right to demand the restoration of the premises to their prior condition.

Absence of the tenant

Art. 13	In case of absence, the tenant will take all measures useful to prevent the occurrence, by its fault or negligence, in the leased premises or part of the building, of damage (in particular frost, water or gas leaks, fire, explosion, obstruction of pipes, chutes or rubbish chutes, falling of objects placed on windows or balconies, etc.).

Access to the premises in an emergency

Art. 14	If access to the leased premises is indispensable for the security of the building and the occupants, the lessor is authorised to enter it. In such a case, the tenant must be informed as soon as possible and the lessor is liable for any loss sustained by the tenant.

The tenant will ensure that its premises are accessible in an emergency namely by leaving a key with the concierge or a neighbour. The tenant will inform the lessor of the measures taken.

Tenant’s liability

Art. 15	The tenant is liable for itself, family members, employees, as well as any person permanently or temporarily present in the leased premises, for any damage occurring in the building as a result of misconduct, negligence or misuse.

The tenant must report to the lessor without delay any defects that it is not obligated to correct by itself.

The tenant is liable for any damage resulting from failing to inform the lessor.

Civil protection

Art. 16.	The tenants must make use of the basements located in the civil protection shelters so that they can be assigned to civil protection at any time and as soon as possible. The installations such as special doors and ventilation equipment shall not under any circumstances be taken down or dismantled. If civil protection requests the evacuation of the basements, the tenant undertakes to remove without compensation the objects that are there. The lessor is not obligated to provide substitute premises, but undertakes to place the premises at the tenant’s disposal again as soon as their use by civil protection ends.

C. Insurance

Civil liability

Art. 17.	The lessor and the tenant are obligated to take out an insurance policy covering the civil liability that they assume due to the lease.

Fire and water damage

Art. 18	The tenant will insure at its expense and for their value, against the risks of fire, explosion and water damage, the furnishings, cash, securities and merchandise, medals, jewellery and precious stones, collections, paintings and works of art, etc. that are in the leased premises or in the building.

The tenant will solely bear the consequences of any non-fulfilment of this obligation, completely releasing the lessor.

V. MISCELLANEOUS PROVISIONS

Cleanliness, security and tranquillity of the building

Art. 19	In the interest of all of the tenants, it is prohibited to:

a)	inconvenience the neighbours in any manner whatsoever, between 10:00 p.m. and 7:00 a.m., any music and any noise likely to be perceived outside of the premises are prohibited;

b)	make excessive use of noisy equipment, audio equipment (radio, TV, etc.) and musical instruments; use electric equipment without static elimination;

c)	do laundry or hang clothes to dry (except for small linen) elsewhere besides in the premises intended for this use; such premises are reserved exclusively for the building tenants;

d)	harm the attractiveness of the building by exposing laundry, bedclothes, furniture or any other object at the windows or balconies;

e)	store hazardous goods or objects harmful to the building or that may inconvenience the neighbours;

f)	store objects (motorbikes, bicycles, strollers, flower containers , furniture, etc.) in stairwells or outside of the locations reserved for this purpose.

g)	feed pigeons, seagulls and other animals that may soil and damage the building;

h)	throw anything out the windows or the balconies, shaking rugs, mats, brushes, brooms, dusters, etc., in the stairways and landings, at the windows or off the balconies;

i)	remove sweepings or household rubbish elsewhere besides in the rubbish chutes, bins and other containers provided for this purpose;

j)	use, in the annexes, basements, attics, etc. In addition to the existing fixed installation, means of lighting other than flashlights;

k)	carry out noisy, soiling or dangerous work in the basements, stairways, accesses or approaches to the leased premises or the annexes to the building;

l)	use excessive cold or hot water.

Professional activities

Art. 20	In leased as in residential premises, professional activities, even partial professional activities, are prohibited, unless otherwise agreed between the lessor and the tenant and subject to the necessary administrative authorisations. The tenant will then ensure that they do not harm the other tenants, neighbourhood or the building itself.

Animals

Art. 21	Keeping pets is well tolerated, on condition that they do not disturb the other tenants and do not harm the tranquillity and cleanliness of the building.

Antennas and TV network

Art. 22	The installation of outdoor antennas (radio, TV) must be authorised beforehand in writing by the lessor.

If there is a collective antenna or a TV network installation, the tenant is obligated, at its expense, to connect its equipment to it in accordance with good practice.

The intervention expenses caused by a faulty connection are exclusively borne by the tenant at fault.

Lift

Art. 23	The lift is reserved for transporting people, excluding unaccompanied children. Deterioration caused by any other use is borne by the person at fault.

Rubbish chute

Art. 24	Any object thrown into a chute must be carefully wrapped. It is prohibited to throw liquids, boxes, bottles, hot ashes, etc.

The tenant must dispose of boxes and newspapers, bottles and flowers, etc. And, generally speaking, all objects that may obstruct the rubbish chute, in the appropriate location.

Laundry

Art. 25	The tenant will use the laundry room and the driers on fixed days; it must comply with the regulations displayed. The energy utilised by all equipment, the maintenance, the usual amortisation, as well as the hot water used are borne by the tenant, unless otherwise agreed.

Cleaning of the building

Art. 26	If there is no concierge service, the tenants are obligated to carefully and regularly clean the passages, stairways, courtyards, corridors and shared annexes and to provide for the removal of household and other waste.

Dirtiness due to the tenant

Art. 27	Even if there is a concierge service, the tenant will clean and restore the passage, the stairway, the lift and shared premises, as well as their accesses, when they have been soiled or worsened by the tenant or its suppliers (supplies, transport, moving in, moving out, etc.) or by pets that it keeps.

Plants and flowers

Art. 28	It is prohibited to place containers containing plants or flowers on the outside of the balconies or the facade. Tenants who decorate the inside of their balconies or windows with plants or flowers are obligated to take all measures to avoid inconveniencing the other tenants, deteriorating the facade or causing accidents.

Address plates

Art. 29	Address plates of doorbells, letter boxes or auxiliary boxes, etc., according to the model and colour determined by the lessor are the tenant’s responsibility.

Regulations

Art. 30	Tenants must obey the regulations that may be displayed in the building.

Tents

Art. 31	The installation, maintenance and replacement of tents are the responsibility of the tenants, who must adhere to the model and colour chosen by the lessor. However, the lessor cannot obligate the tenant to install them.

For aesthetic reasons, the lessor may require the elimination of damaged canvasses.

The collective French-Swiss provisions, declared mandatory as of 1 December 2001, are shown in italics in these general conditions and lease-related rules and usages.

GARAGE RENTAL LEASE AGREEMENT

Contractual references: 818-57-04

I. SPECIFIC CONDITIONS

Property	:	Chemin des Aulx 8 – 18, 1228 Plan-les-Ouates

Lessor	:	Eldista GmbH

Represented by	:	ImmoDreiL AG, Sonnenbergstrasse 67, 8800 Thalwil

Tenant	:	ObsEva SA, currently domiciled at Chemin des Aulx 12, 1228 Plan-les-Ouates

Object of the lease	:	Two indoor parking spaces on the second sublevel of
CTN 14 and Rue Centrale

Number	:	531, 532

Duration of the lease	:	Indefinite, with three months’ notice from the two parties

Start of the lease	:	1 August 2014

Renewal	:	None

Period/notice of termination	:	Three months

Rent (CHF) unit price	:	CHF 200.00 (per month)

Rent (CHF) for two spaces	:	Annual	Quarterly	Monthly

		4,800.00	1,200.00	400.00

Subject to VAT which will be borne by the tenant

The rent is set in the following manner:

a.	The annual rent of CHF 4,800.00 (CHF 200.00/space/per month) is considered to be adjusted to the official Swiss consumer price index which will be established in June 2014 at 99.4 points (December 2010 base = 100).

b.	The tenant is exempt from rent from 1 August until 31 October 2014. As of 1 November 2014 the above-indicated rent is due.

(The General Conditions are on page 2 and the subsequent pages)

II. GENERAL CONDITIONS

Art. 1 Object of the lease

The lessor lets to the tenant, which accepts, under the conditions stipulated in this lease, the space (lock-up, compartment):

The space is intended for parking a motor vehicle to the exclusion of any other purpose.

The tenant declares to be fully familiar with the leased space and not to request any more thorough designation thereof. It accepts it as is and undertakes not to make any use thereof other than the use for which it was leased.

Art. 2. Method of payment of the rent

The rent is payable each month in advance to the domicile of the lessor or to its postal or bank account.

When the tenant is more than ten days late making a monthly payment, and was the subject of a written formal notice which was ineffective, the lessor may demand that the rent be settled each quarter in advance, as of the month after the expiration of the period set in the formal notice. For any justified reminder, the lessor is authorised to collect reminder expenses of CHF 20.00 excl. tax from the tenant.

Art. 3. Applicable provisions

This agreement is subject to the provisions of the Code of Obligations (Art. 253 et seq.).

For the rest, the General Conditions and lease-related rules and usages applied in the Canton of Geneva (standard rental lease for apartments, 2010 edition) and the General Conditions for commercial premises (2010 edition) are applicable, subject to the exceptions below.

Art. 4. Duration of the lease, termination, renewal, modification

At least one month before the expiration of the lease, the parties will inform each other in writing of their intentions concerning its termination.

The duration is indefinite and without renewal.

Art. 5. Form of termination

Termination of the lease must take place, for the tenant as for the lessor, in writing.

If the garage is leased jointly with residential or commercial premises, the lessor must notify the termination using the official form approved by the Canton and stipulated by the law.

Art. 6. Increase in the rent or modification of the agreement

If the lessor intends to increase the rent or to modify the agreement at the expiration of the lease, it must inform the tenant in writing. However, if the lease is entered into jointly together with residential or commercial premises, it must use the official form approved by the canton and stipulated by the law.

Art. 7. Early termination or restitution by the tenant

a) Garage leased independently of residential or commercial premises:

When the tenant returns the property without observing the period or date of notice, it must inform the lessor in writing, indicating the date of return of the property and introduce to the lessor at least one solvent tenant who is willing to take over the lease under the current conditions on the date of return indicated by the tenant. It must give written notice of at least thirty days for the end of the month. If the lessor has justified objections against the applicant, it must indicate the reasons for its refusal to the tenant without delay.

The lessor cannot be obligated to sign with the person proposed by the tenant, it being specified that the tenant is nevertheless released from the obligations resulting from its lease on the date for which it gave notice in compliance with the above-defined requirements.

The tenant cannot transfer this right to third parties and is obligated to comply with the rules on using the facility.

b) Garage leased together with residential or commercial premises:

Termination takes place independently of the termination of the primary premises lease.

Art. 8. Just causes for early termination

This lease can be terminated before its expiration:

By the lessor

a) In case of non-payment of the rent due:

If the garage is leased independently, the lessor gives the tenant a period of ten days, informing it that failing payment within this period, it will terminate the lease with a period of ten days for the end of a month;

If the garage is leased together with residential or commercial premises, the lessor will proceed in the same way as above but adhering to the periods established in the standard lease for residential or commercial premises, depending on the type of property with which it is leased.

b) When the conduct of the tenant or a person living with that person gives rise to justified complaints:

If the garage is leased independently, the lessor may terminate the lease, after prior written notice, effective immediately;

If the garage is leased together with residential or commercial premises, the lessor may terminate the lease, after prior written notice, giving thirty days’ notice for the end of the month. If the tenant voluntarily causes serious harm to the leased property, the notice can be given effective immediately.

By the tenant

Under the same conditions as those cited in the standard lease for residential premises, if it is leased independently or in connection with residential premises;

Under the conditions set out in the standard lease for commercial leases, if it is leased with this type of property.

Art. 9. Sublease

The tenant cannot sublet the property without the prior written consent of the lessor, indicating the conditions of the sublease and the information required by the lessor in accordance with Article 262 of the Code of Obligations.

The lessor must decide within thirty days.

Art. 10. Transfer of the lease

The tenant can only transfer the lease with the lessor’s written consent.

Art. 11. Maintenance of the leased premises

Once in possession of the garage or the parking space, the tenant is obligated to use it carefully and keep it in clean condition.

Any repair resulting from misuse of the space leased is borne by the tenant.

In addition, the tenant is prohibited from:

a) storing in the leased space fuel or any other substance spreading odour or vapours that are flammable or hazardous;

b) inconveniencing the neighbours by noise or any other cause;

c) using the current for heating, charging the battery, etc., if the space is provided with electrical lighting;

d) parking on the access-ways leading to the various spaces;

e) using the garage or the parking space for purposes other than parking a vehicle.

Washing and servicing of vehicles are authorised only insofar as a parking space is fitted out for this purpose; the tenant cannot transfer this right to third parties and is obligated to comply with the regulations for using the facility.

Art. 12. Fire and water damage

The tenant will insure at its expense and for their value, against the risks of fire, explosion, water damage and theft with break-in, the vehicle and its accessories located in the leased space.

The tenant will solely bear the consequences of any breach of this obligation, fully releasing the lessor.

Art. 13. Inapplicable provisions

The following provisions of the General Conditions and Lease-related Rules and Usages applied in the Canton of Geneva for apartments (2010 edition) are not applicable to this lease: Articles 23 to 26; 29; 32 let. b, c, e, f and g; 43 let. c, d, f, g, h and m; 45; 46; 48; 49; 52; 53; 55.

If a garage is leased together with commercial premises, the following provisions of the General Conditions for commercial premises (2010 edition) are not applicable to this lease: Art. 1 para. 8; 2 para. 2; 6 to 18.

Art. 14. Jurisdiction

Regardless of the current or future domicile of the parties, they declare, for themselves and for their heirs or legal beneficiaries, to acknowledge without reservation the exclusive jurisdiction of the Geneva courts and the Swiss Federal Court to decide any legal dispute concerning this lease.

If the garage is leased independently or together with commercial premises, the parties declare, regardless of their present or future domicile, for themselves and for their heirs or legal beneficiaries, to acknowledge without reservation, to decide any legal dispute concerning this lease, the jurisdiction:

(Tick the box corresponding to the parties’ intention)

*	of the Leases and Rents Mediation Commission; the Geneva courts and the Swiss Federal Court.

*	the Mediator in accordance with the regulations on Mediation and the CONSTRUCTION + REAL ESTATE arbitral tribunal published by the Geneva real estate associations (2007 edition).
*	the Geneva CONSTRUCTION + REAL ESTATE arbitral tribunal in accordance with the Regulations on Mediation and the CONSTRUCTION + REAL ESTATE arbitral tribunal (2007 edition) published by the Geneva real estate associations, to the exclusion of the ordinary courts.
*	the Mediator, and then the Arbitral Tribunal, if Mediation fails, in accordance with the Regulations on Mediation and the CONSTRUCTION + REAL ESTATE arbitral tribunal (2007 edition) published by the Geneva real estate associations, to the exclusion of the ordinary courts.

It is specified that the option to submit the legal dispute to the method of mediation and/or arbitration does not apply, as regards rents, to buildings subject to the LGL (General Law on Lodging and Tenant Protection).

It is specified that ad-hoc official forms must be used depending on whether the option to submit the legal dispute to the method of mediation and/or arbitration was chosen.

Annexes:

*	Plan of the parking spaces.

The tenant
Represented by the person of (surnames and first names)

/s/ Ernest LOUMAYE, CEO	/s/ Fabien De Ladonchamps
Ernest Loumaye	Fabien De Ladonchamps
Director France

ObsEva SA

Signed in Geneva, in duplicate, on 21 July 2014

The lessor

Represented by the person of (surnames and first names)

[illegible signature] 28/07/2014

Eldista GmbH c/o ImmoDreiL AG

Signed in Geneva, in duplicate, on [illegible]

Sortie de secours = emergency exit

2 nouveaux groupes production de froid =

2 new cooling plants

      CTN 14

2nd sublevel

Parking spaces

27 February 2013

Scale:1 / 200 °

Amendment 2

to lease 818-57-02 of 28 June 2013

between

Eldista GmbH	“Lessor”
c/o Interexperts SA
Rue des Pierres-du-Niton 17
1201 Geneva

represented by ImmoDreiL AG, Sonnenbergerstrasse 67, 8800 Thalwil

and

ObsEva SA	“Tenant”
Chemin des Aulx 12
1228 Plan-les-Ouates

represented by Messrs Ernest Loumaye and De Ladonchamps

concerning

61 m2 on the second floor, Chemin des Aulx 12, 1228 Plan-les-Ouates.

1 December 2014

Amendment 2

to Rental Lease 818-57-02 of 28 June 2013

Table of Contents

1.	Foreword	1

2.	Object of lease	1

3.	Rent-free period	2

4.	Start/duration of lease, guarantee, renewal and termination	2

5.	Additional clauses	2

6.	Plan	3

Amendment 2

to Rental Lease 818-57-02 of 28 June 2013

1.	Foreword

ObsEva SA is among the tenants of CTN, Chemin des Aulx 8-18, 1228 Plan-les-Ouates.

Through this amendment, the parties agree to settle the following points:

•	Object of lease

•	Start/duration of lease, guarantee, renewal and termination

•	Additional clauses

The other provisions of the lease remain unchanged. The verbal agreements are excluded. All (possible) additional adaptations or modifications of this agreement must be in writing.

2.	Subject of lease

Ref. No.	Location CTN 12	Purpose of lease	m2/pp No.	Net initial and current rent, expenses and incidentals
				CHF/month	Total CHF/ per year
818-57-02	2nd floor	Office	61	1,525.00	18,300.00
818-57-02	1st sublevel	Parking space	531	200.00	2,400.00
Net total rent / year					20,700.00
Charge for heating/hot water - provisional advance payment				91.50	1,098.00
Other expenses and incidentals - provisional advance payment				203.33	2,440.00
Gross total rent (excluding VAT)/year					24,238.00

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Amendment 2

to Rental Lease 818-57-02 of 28 June 2013

3.	Rent-free period

The tenant is given six months rent-free (excluding parking spaces and charges)

i.e., CHF 9,150.00 rebate.

4.	Start/duration of lease, guarantee, renewal and termination

The lease starts on 1 January 2015.

At least six months before the end of the lease, the parties must inform each other in writing of their intention to terminate or renew it; their silence in this regard is considered acceptance to continue it for a period of five years, with all conditions of this lease remaining in force, and so forth, from one five year period to the next as of the end of the first period of the agreement from 1 July 2018.

To guarantee the performance of the obligations that it accepts under this lease and its renewals, the tenant provides to the lessor, at the signing of the lease agreement, a bank guarantee for CHF 10,350, which corresponds to six months of rent.

5	Additional clauses

The tenant assumes responsibility for the fittings and fixtures work related to its needs.

The spaces are leased as is and were viewed and accepted as such by the tenant. Any structural modification of the leased space must be approved by the owner and will be the tenant’s responsibility.

All equipment currently present in the premises (electrical appliances, AC, etc.) are transferred amicably by the departing tenant. The owner is not responsible for maintaining and repairing them. At the end of the lease, if said equipment no longer functions or no longer exists, the tenant cannot be held liable since the tenant is the owner of this equipment.

The tenant will be obligated to provide the owner with proof that it has sufficient, appropriate insurance coverage.

2

Amendment 2

to Rental Lease 818-57-02 of 28 June 2013

6.	Plan

Passerelle = walkway

Bureau = office

Reunion = meeting

Serveur = server

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Amendment 2

to Rental Lease 818-57-02 of 28 June 2013

Place, date

Eldista GmbH c/o Interexperts SA

ImmoDreiL AG	Signature

Place, date	[illegible] 18/12/2014

ObsEva SA

/s/ Fabien De Ladonchamps
Mr Fabien De Ladonchamps

/s/ Ernest Loumaye
Mr Ernest Loumaye

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